UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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VAXART, INC.
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VAXART, INC.

385 Oyster Point Boulevard, Suite 9A

South San Francisco, California 94080

May 15, 2020

Dear Stockholder:

As you are aware, the 2020 Annual Meeting of Stockholders of Vaxart, Inc. is scheduled to be held on Monday, June 8, 2020, at 9:30 a.m. local time at the offices of Vaxart, Inc. located at 385 Oyster Point Boulevard, Suite 9A, South San Francisco, California 94080.* We are writing with respect to one of the proposals to be voted on at our Annual Meeting. Your vote is extremely important, no matter how many shares you hold.

As set forth in “Proposal No. 2 — APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND DECREASE IN PAR VALUE”, which is outlined in detail beginning on page 19 of our proxy statement, our board of directors is requesting stockholder approval of a Certificate of Amendment to our certificate of incorporation to increase the number of authorized shares of our common stock by 50,000,000 shares from 100,000,000 shares to 150,000,000 shares and to decrease the par value of our capital stock from $0.10 to $0.0001. We had indicated in our proxy statement that Proposal No. 2 was a “non-routine” matter and that, under New York Stock Exchange rules, brokers would not be permitted to vote shares of our common stock held by the broker in “street name” on Proposal No. 2 without specific voting instructions from the beneficial owner of the shares.

Subsequent to filing the proxy statement we were advised that the New York Stock Exchange had determined that Proposal No. 2 is a “routine” matter. Accordingly, with regard to shares of our common stock held in “street name” by a broker, unless specific voting instructions as to Proposal No. 2 are provided to the broker, the broker may vote such shares in accordance with the broker’s internal procedures. For this reason, unless you specify to your broker your voting instructions as to Proposal No. 2, shares you hold through a broker could be voted “FOR,” “AGAINST” or “ABSTAIN”, pursuant to your broker’s procedures. However, we understand that certain brokerage firms have elected not to vote on proposals to amend a company’s certificate of incorporation without your voting instructions. Accordingly, we urge you to provide instructions to your bank, brokerage firm, or other nominee by voting your proxy to ensure that your shares will be voted in accordance with your wishes at the special meeting.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.

These disclosures should be read in conjunction with the proxy statement, which should be read in its entirety. To the extent that information herein differs from or updates information contained in the proxy statement, the information contained herein supersedes the information contained in the proxy statement. Capitalized terms used but not defined herein have the meanings set forth in the proxy statement.

If you have already voted and do not wish to change your vote, you do not need to do anything. If you have not voted, we ask that you complete, sign, date and mail promptly the proxy card provided to you in the return envelope provided, or use telephone or internet voting, to ensure that your shares are represented and voted at the meeting. Any stockholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised. In the event that you have already submitted a proxy card and wish to change your vote on Proposal No. 2 or any other proposal, revocation may be made prior to the Annual Meeting by (i) notifying the Company’s Secretary in writing that you have revoked your proxy, (ii) submitting a duly executed proxy card bearing a later date, or (iii) revoking the proxy personally at the Annual Meeting prior to the voting of the proxy. If your shares are held in street name, you should follow the instructions of your broker, bank or nominee regarding the revocations of proxies. If you would like to vote your shares over the telephone, please call our toll-free number (800) 690-6903 in the United States. If you would like to vote your shares via the internet, please visit http://www.proxyvote.com. If voting by telephone or internet, your vote must be received by 11:59 p.m. Eastern Time on June 7, 2020 to be counted. Your vote is extremely important, so please act at your earliest convenience.

We look forward to seeing you on June 8, 2020.

Sincerely,

/s/ Wouter W. Latour, M.D.

Wouter W. Latour, M.D.

Chairman of the Board

South San Francisco, California

May 15, 2020

* As noted in the proxy statement, we intend to hold the Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19) pandemic and we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include postponing or adjourning the meeting or holding the meeting solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates via a press release and posting details on our website that will also be filed with the SEC as proxy material. Please monitor the Investor Relations section of our website at www.vaxart.com for updated information. If you are planning to attend our Annual Meeting, please check the website one week prior to the Annual Meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.